Exhibit 99.1

Molson Coors Reports 2019 First Quarter Results

Net Sales Revenue of $2.3 billion, Decreased 1.2%, Increased 0.6% in Constant Currency

Lower U.S. GAAP Net Income Driven by One-Time $328 Million Purchase Price Settlement Gain in 2018 Underlying EBITDA Decreased 0.9%, Increased 0.2% in Constant Currency

EPS (U.S. GAAP) of $0.70 Decreased 45.3%, and Underlying EPS (Non-GAAP) of $0.52 Increased 8.3%

Management Reaffirms Increased Dividend Expectations Remains Committed to Free Cash Flow and Cost Savings Targets, as well as Further Deleveraging in 2019

___________________________________

DENVER & MONTREAL--(BUSINESS WIRE)--May 1, 2019--Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today reported results for the 2019 first quarter. Molson Coors president and chief executive officer Mark Hunter said:

“Our first quarter was solid, delivering on our commitment to improving top-line performance while also protecting the bottom line. Even with industry volume pressure in North America and the shift of Easter from Q1 to Q2, revenue was up on a constant currency basis, driven by strong and disciplined net sales revenue per hectoliter growth across our business, ongoing portfolio premiumization, and improving share trends in our largest market.”

Mark continued, “While only the first and smallest of our quarters, I am encouraged by the meaningful growth of net sales revenue in the U.S., led by the increasingly strong performance of Miller Lite which held total beer industry share and an improved performance of Coors Light in our largest and most profitable market, as well as strong U.S. retailer placements for our upweighted innovation program. We also saw continuing strong net sales revenue growth in Europe, our second largest business unit. Across Molson Coors I am pleased with the continuing acceleration of our portfolio premiumization efforts alongside our intensified innovation program, and the growth in our underlying EBITDA, which, despite higher inflation, grew on a constant currency basis.”

Consolidated Performance - First Quarter 2019

	Three Months Ended
($ in millions, except per share data) (Unaudited)	March 31, 2019	March 31, 2018	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)(2)
Net Sales	$2,303.3	$2,331.5	(1.2)%	$(42.1)	0.6%
U.S. GAAP Net income (loss)(1)	$151.4	$278.1	(45.6)%
Per diluted share	$0.70	$1.28	(45.3)%
Underlying (Non-GAAP) Net income (loss)(2)	$112.7	$104.3	8.1%
Per diluted share	$0.52	$0.48	8.3%
Underlying EBITDA (Non-GAAP)(2)	$422.3	$426.0	(0.9)%	$(4.7)	0.2%

(1)	Net income (loss) attributable to MCBC.
(2)	See Appendix for definitions and reconciliations of non-GAAP financial measures

Quarterly Highlights (versus First Quarter 2018 Results)
  Net sales: $2.3 billion, decreased by 1.2% driven by volume declines and unfavorable foreign currency movements, partially offset by higher net pricing in all segments and favorable sales mix in Europe. Net sales increased 0.6% in constant currency driven by higher net pricing in all segments, partially offset by volume declines.
  Volume: Worldwide brand volume of 18.2 million hectoliters decreased 4.7% and financial volume of 20.1 million hectoliters decreased 3.4% due to lower volume in all segments, partially as a result of industry and share declines particularly in the U.S. and Canada compared to prior year.
  Net sales per hectoliter: $114.59 on a reported financial-volume basis, increased 2.3% and net sales per hectoliter on a brand volume basis increased by 3.7% in constant currency, primarily driven by favorable net pricing in all segments and favorable sales mix in Europe.
  Cost of goods sold (COGS) per hectoliter: on a reported basis, increased 4.7% primarily driven by cost inflation and transportation costs, increased packaging costs associated with our U.S. bottle furnace rebuild, and volume deleverage, partially offset by unrealized mark-to-market gains compared to losses on our commodity positions in the prior year, cost savings and foreign currency movements. Underlying COGS per hectoliter increased 5.3% in constant currency primarily driven by the same factors as U.S. GAAP results with the exception of the changes in unrealized mark-to-market positions.
  U.S. GAAP net income attributable to MCBC: decreased 45.6%, primarily driven by the $328 million cash payment received in January 2018 related to a purchase price adjustment for our acquisition of the Miller International business, lower financial volume and higher inflation, partially offset by unrealized mark-to-market gains compared to losses on our commodity positions in the prior year, positive net pricing in all segments, general and administrative spend reductions and cost savings, as well lower net interest expense.
  Underlying net income: increased 8.1%, driven by positive net pricing in all segments, general and administrative spend reductions and cost savings, as well as lower net interest expense, partially offset by lower volume and cost inflation in all segments.
  Underlying EBITDA: decreased 0.9% on a reported basis and increased 0.2% on a constant-currency basis, driven by the same factors as underlying net income with the exception of net interest expense.
  U.S. GAAP cash from operations: net cash used in operating activities for the first quarter of 2019 was $98.5 million, compared to net cash provided by operating activities of $315.2 million in the prior year. This decrease was primarily driven by the $328 million cash payment received in January 2018 related to a purchase price adjustment for our acquisition of the Miller International business, as well as unfavorable timing of working capital, partially offset by lower interest paid in the first quarter of 2019.
  Underlying free cash flow: cash use of $270.1 million for the first quarter of 2019, which represents an increase in cash used of $75.0 million from the prior year, primarily due to unfavorable timing of working capital, partially offset by lower cash paid for interest and capital expenditures.
  Debt: Total debt at the end of the first quarter 2019 was $10.126 billion, and cash and cash equivalents totaled $234.4 million, resulting in net debt of $9.892 billion.

Business Review - First Quarter 2019

Net Sales

($ in millions) (Unaudited)	Three Months Ended
	March 31, 2019	March 31, 2018	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)(1)
United States	$1,659.2	$1,647.8	0.7%	$—	0.7%
Canada	261.0	283.8	(8.0)%	(13.1)	(3.4)%
Europe	362.9	374.3	(3.0)%	(27.9)	4.4%
International	47.9	57.5	(16.7)%	(1.3)	(14.4)%
Corporate	0.2	0.2	—%	—	—%
Eliminations(2)	(27.9)	(32.1)	13.1%	0.2	12.5%
Consolidated	$2,303.3	$2,331.5	(1.2)%	$(42.1)	0.6%

(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.
(2)	Reflects intercompany sales that are eliminated in consolidated totals.

Pretax Income (U.S. GAAP)

($ in millions) (Unaudited)	Three Months Ended
	March 31, 2019	March 31, 2018	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)(1)
United States	$269.4	$261.7	2.9%	$(0.2)	3.0%
Canada	21.8	9.1	139.6%	0.2	137.4%
Europe	(27.5)	(29.9)	8.0%	0.8	5.4%
International	(0.3)	3.7	N/M	(0.7)	N/M
Corporate	(82.1)	112.8	N/M	0.4	N/M
Consolidated	$181.3	$357.4	(49.3)%	$0.5	(49.4)%

N/M = Not meaningful
(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

Underlying EBITDA (Non-GAAP)(1)

($ in millions) (Unaudited)	Three Months Ended
	March 31, 2019	March 31, 2018	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)(1)
United States	$402.0	$388.9	3.4%	$(0.2)	3.4%
Canada	33.8	44.7	(24.4)%	(0.9)	(22.4)%
Europe	21.9	24.5	(10.6)%	(3.1)	2.0%
International	2.7	7.1	(62.0)%	(0.8)	(50.7)%
Corporate	(38.1)	(39.2)	2.8%	0.3	2.0%
Consolidated	$422.3	$426.0	(0.9)%	$(4.7)	0.2%

(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

Quarterly Segment Highlights (versus First Quarter 2018 Results)

United States Business

  Volume: U.S. brand volume decreased 3.8% on a trading-day-adjusted basis for the quarter, driven by lower volume, partially reflective of industry declines. Sales-to-wholesalers (STWs) volume, excluding contract brewing, decreased 2.7% driven by lower brand volume, partially offset by quarterly timing of wholesaler inventories as we expect brand volume and STW trends to largely converge on a full year basis.
  Revenue: Net sales per hectoliter (brand volume basis) grew 3.7% driven by higher net pricing.
  COGS per hectoliter increased 5.9%, driven by higher commodity and transportation costs, increased packaging costs associated with our bottle furnace rebuild, as well as volume deleverage, partially offset by cost savings.
  Marketing, general and administrative (MG&A) expense decreased 4.5% due to lower employee-related expenses including incremental cost reductions related to the restructuring initiated in the third quarter of 2018, as well as quarterly timing of innovation spend, partially offset by higher marketing investment behind our premium light brands.
  On a U.S. GAAP basis, the U.S. reported pretax income of $269.4 million, an increase of 2.9%, driven by higher net pricing and lower MG&A expenses, partially offset by cost inflation and lower volumes.
  U.S. underlying EBITDA increased 3.4% driven by the same factors as U.S. GAAP results.

Canada Business

  Volume: Canada brand volume decreased 6.0% and financial volume decreased 4.9% in the first quarter, primarily due to industry declines.
  Revenue: Net sales per hectoliter (brand volume basis) increased 1.9% in constant currency, driven by positive net pricing, partially offset by unfavorable sales mix.
  COGS per hectoliter increased 6.3% in constant currency primarily driven by volume deleverage, increased distribution costs and cost inflation, partially offset by cost savings.
  MG&A expense decreased 1.1% in constant currency primarily driven by timing of employee-related expenses, partially offset by higher investments to support the rebranding of our Molson brands and Truss related start-up costs.
  On a U.S. GAAP basis, Canada reported pretax income of $21.8 million, an increase of 139.6% from the prior year, driven primarily by an unrealized mark-to-market gain of approximately $23 million recognized on the HEXO warrants received in connection with the formation of the Truss joint venture and timing of general and administrative expenses, partially offset by gross margin impacts of volume declines and cost inflation.
  Canada underlying EBITDA decreased 22.4% in constant currency in the quarter, primarily due to gross margin impacts of volume declines and cost inflation, partially offset by timing of general and administrative expenses.

Europe Business

  Volume: Europe brand volume and financial volume each decreased 2.3% in the first quarter, as a result of planned declines in our low-margin value brands as we have increased our focus on our national champion and premium portfolios.
  Revenue: Europe net sales per hectoliter (brand volume basis) increased 8.2% in constant currency, driven by positive net pricing and favorable sales mix.
  COGS per hectoliter increased 3.7% in constant currency, primarily due to commodity inflation.
  MG&A expense increased 9.5% in constant currency, primarily due to higher brand investments to support our national champion brands and premiumization initiatives.
  On a U.S. GAAP basis, Europe reported a pretax loss of $27.5 million, an improvement of 8.0% from the prior year, driven by favorable margin impacts, partially offset by increased marketing investments.
  Europe underlying EBITDA increased 2.0% in constant currency to $21.9 million, driven by the same factors as U.S. GAAP results.

International Business

  Volume: International brand volume decreased 6.7%, driven by balancing higher pricing with lower volume in Mexico and cycling a strong post-hurricane result in Puerto Rico during the first quarter of 2018, partially offset by growth in several of our focus markets.
  Revenue: Net sales per hectoliter (brand volume basis) decreased 8.1% in constant currency, driven by the shift to local production in Mexico and unfavorable geographic mix, partially offset by positive net pricing.
  COGS per hectoliter increased 2.0% in constant currency, driven by unfavorable geographic mix and inflation.
  MG&A expense increased 11.9% in constant currency, driven by cycling the $2.0 million of settlement proceeds related to our Colombia business in the first quarter of 2018, partially offset by lower marketing investments in the current year.
  On a U.S. GAAP basis, International reported a pretax loss of $0.3 million compared to income of $3.7 million in the prior year, driven by lower volumes in Puerto Rico, cycling the $2.0 million of settlement proceeds related to our Colombia business in the first quarter of 2018, unfavorable foreign currency movements and cost inflation, partially offset by shifting to a more profitable business model in Mexico and lower marketing expenses.
  International underlying EBITDA was $2.7 million driven by the same factors as U.S. GAAP results.

Corporate

  On a U.S. GAAP basis, Corporate reported a pretax loss of $82.1 million in the first quarter compared to income of $112.8 million in the prior year, primarily due to the receipt of a $328 million cash purchase price adjustment related to our acquisition of the Miller International business in the first quarter of 2018, partially offset by unrealized mark-to-market gains compared to losses on commodity positions in the prior year, lower general and administrative costs and lower interest expense.
  Corporate underlying EBITDA was a loss of $38.1 million for the first quarter, an improvement compared to the prior year, driven primarily by lower general and administrative expenses.
Worldwide Brand and Financial Volume(1)

(In millions of hectoliters) (Unaudited)	Three Months Ended
	March 31, 2019	March 31, 2018	% Change
Financial Volume(1)	20.101	20.813	(3.4)%
Contract brewing, wholesaler and non-beer volume	(1.806)	(1.902)	(5.0)%
Royalty volume	0.737	0.716	2.9%
Sales-To-Wholesaler to Sales-To-Retail adjustment	(0.837)	(0.526)	59.1%
Total Worldwide Brand Volume(1)	18.195	19.101	(4.7)%

(1)	See Appendix for definitions and additional discussion regarding Financial and Worldwide Brand Volume.

Other Results

Effective Income Tax Rates

	Three Months Ended
	March 31, 2019	March 31, 2018
U.S. GAAP effective tax rate	18%	21%
Underlying effective tax rate	24%	21%

  The decrease in our effective tax rate was primarily driven by a net discrete tax benefit recognized in the first quarter of 2019, compared to net discrete tax expense recognized in the first quarter of 2018.
  The increase in our underlying effective tax rate was primarily driven by an increase in net underlying discrete tax expense recognized in the first quarter of 2019.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the first quarter of 2019, MCBC recognized a net special charge of $13.0 million, primarily driven by accelerated depreciation related to brewery closures.
  Additionally during the first quarter of 2019, we recorded other non-core net benefits of $49.4 million primarily driven by unrealized mark-to-market gains on commodity hedges and our HEXO warrants, as well as the offsetting impact of integration-related expenses.
2019 Outlook

We currently expect to achieve the following guidance for full year 2019:

  Underlying free cash flow: $1.4 billion, plus or minus 10%.
  Capital spending: approximately $700 million, plus or minus 10%.
  Cost savings: approximately $700 million for the 2017 to 2019 program.
  Consolidated underlying COGS per hectoliter: mid-single digit increase on a constant currency basis.
  Underlying corporate MG&A expense: approximately $180 million, plus or minus 10%.
  Underlying depreciation and amortization: approximately $850 million, versus $827 million in 2018, primarily due to planned information systems implementations in the U.S.
  Consolidated net interest expense: approximately $300 million, plus or minus 5%.
  International: strong double digit percentage increase to underlying EBITDA in constant currency.
  Underlying effective tax rate in the range of 18% to 22% for 2019, which remains subject to additional definitive guidance from the U.S. government regarding the implementation of the 2017 tax reform legislation. Our preliminary expectation for our long-term effective tax rate (after 2019) is in the range of 20% to 24%.
  Deleverage & Dividend: We remain committed to maintaining our investment grade debt rating and we intend to continue to deleverage further in 2019 in accordance with our plans. Our board's intention remains to reinstitute a dividend payout-ratio in the range of 20% to 25% of annual trailing underlying EBITDA for the second half of 2019 and ongoing thereafter.

Notes

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s first quarter ended March 31, 2019, compared to the first quarter ended March 31, 2018. Some numbers may not sum due to rounding.

2019 First Quarter Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2019 first quarter results. The live webcast will be accessible via our website, www.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on July 30, 2019. The Company will post this release and related financial statements on its website today.

We will also host an online, real-time webcast of our Annual Meeting of Stockholders on Wednesday, May 22, 2019 at 11:00 a.m. Eastern Time. The meeting will take place at the Molson Coors Montreal Brewery. The live webcast will be accessible on the Investor Relations page of our website. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on August 31, 2019.

Overview of Molson Coors

Molson Coors has defined brewing greatness for more than two centuries. As one of the largest global brewers, Molson Coors works to deliver extraordinary brands that delight the world’s beer drinkers. From Coors Light, Coors Banquet, Miller Lite, Molson Canadian, Carling, Staropramen and Sharp’s Doom Bar to Leinenkugel’s Summer Shandy, Blue Moon Belgian White, Hop Valley, Creemore Springs and Crispin Cider, Molson Coors offers a beer for every beer lover.

Molson Coors operates through Molson Coors Canada, MillerCoors in the U.S., Molson Coors Europe and Molson Coors International. The company is not only committed to brewing extraordinary beers, but also running a business focused on respect for its employees, communities and drinkers, which means corporate responsibility and accountability right from the start. It has been listed on the Dow Jones Sustainability North America Index for the past eight years. To learn more about Molson Coors Brewing Company, visit molsoncoors.com, ourbeerprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Brewing Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will,” “outlook,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the heading "2019 Outlook," expectations regarding future dividends, timing and amounts of debt and leverage levels and cash flow expectations. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, the impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate newly acquired businesses; our ability to achieve expected tax benefits, accretion and cost savings relating to our acquisition of MillerCoors; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

APPENDIX

Consolidated Financial Performance

Molson Coors Brewing Company	Three Months Ended March 31, 2019			% Change
(In millions, except per share data)(Unaudited)	U.S. GAAP	Non-GAAP Adjustments(1)	Non-GAAP Underlying(1)	U.S. GAAP	Non-GAAP Underlying
Net sales	$2,303.3	$—	$2,303.3	(1.2)%	(1.2)%
Net Sales per HL change				2.3%	2.3%
Cost of goods sold	$(1,413.0)	$(32.4)	$(1,445.4)	(8.0)%	(0.3)%
Cost of goods sold per HL change				(4.7)%	3.2%
Gross profit	$890.3	$(32.4)	$857.9	11.9%	(2.7)%
Marketing, general and administrative expenses	$(655.2)	$7.4	$(647.8)	(3.8)%	(3.6)%
Special items, net	$(13.0)	$13.0	$—	N/M	—%
Operating income (loss)	$222.1	$(12.0)	$210.1	(48.3)%	0.2%
Interest income (expense), net	$(73.3)	$—	$(73.3)	(11.9)%	(11.9)%
Other pension and postretirement benefits (costs), net	$8.6	$—	$8.6	(14.0)%	(14.9)%
Other income (expense), net	$23.9	$(24.4)	$(0.5)	N/M	N/M
Income (loss) before income taxes	$181.3	$(36.4)	$144.9	(49.3)%	5.3%
Income tax benefit (expense)	$(32.2)	$(2.3)	$(34.5)	(57.0)%	19.4%
Net income (loss)(2)	$151.4	$(38.7)	$112.7	(45.6)%	8.1%
Per diluted share	$0.70	$(0.18)	$0.52	(45.3)%	8.3%
Underlying EBITDA(3)			$422.3		(0.9)%

N/M = Not meaningful
(1)	Refer to the table "Reconciliation to Nearest U.S. GAAP Measures" for detailed descriptions and reconciliation of non-GAAP adjustments and results.
(2)	Net income (loss) attributable to MCBC.
(3)	Underlying EBITDA is earnings before interest, taxes, depreciation and amortization, a non-GAAP financial measure.

Worldwide Brand and Financial Volumes

Worldwide brand volume (or "brand volume" when discussed by segment) reflects only owned brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Contract brewing and wholesaler volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present constant currency, "underlying COGS" and "underlying COGS per hectoliter" (underlying COGS divided by reported financial volume), "underlying pretax and net income," "underlying income per diluted share," "underlying effective tax rate," and "underlying free cash flow," which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure, as well as underlying EBITDA margin, which is calculated by dividing underlying EBITDA by U.S. GAAP net sales. Our management uses underlying income, underlying income per diluted share, underlying EBITDA (and margin), and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA (and margin), and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. In addition, constant-currency results exclude the impact of foreign currency movements. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Our guidance for underlying Corporate MG&A, underlying depreciation and amortization, underlying free cash flow, underlying COGS per hectoliter and underlying effective tax rate are also non-GAAP financial measures that exclude or otherwise have been adjusted for special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment. We are unable to reconcile the above described guidance measures to their nearest U.S. GAAP measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures.

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We calculate the impact of foreign exchange on net sales, pretax income, non-GAAP underlying EBITDA and non-GAAP underlying pretax income using the following steps:

  Multiply our current period local currency operating results (that also include the impact of the comparable prior-period currency hedging activities) by the weighted average foreign exchange rates used to translate the financial statements in the comparable prior year period. The result is the current-period operating results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period.
  Subtract the result in step 1 from the unadjusted current-period reported operating result in U.S. dollars (U.S. GAAP measure). This difference reflects the impact of foreign currency translational gains/losses included in the current-period results.
  Determine the amount of actual non-operating foreign currency gains/losses as a result of hedging activities and activities transacted in a currency other than the functional currency of each legal entity.
  Add the results of steps 2 and 3 above. This sum equals the total impact of foreign currency translational gains/losses and realized gains/losses from foreign currency transactions. This is the value shown in the “Foreign Exchange $ Impact” column within the table above.

Reconciliations to Nearest U.S. GAAP Measures

Underlying EBITDA

($ in millions) (Unaudited)	Three Months Ended
	March 31, 2019	March 31, 2018	% change
U.S. GAAP: Net income (loss) attributable to MCBC	$151.4	$278.1	(45.6)%
Add: Net income (loss) attributable to noncontrolling interests	(2.3)	4.4	N/M
U.S. GAAP: Net income (loss)	149.1	282.5	(47.2)%
Add: Interest expense (income), net	73.3	83.2	(11.9)%
Add: Income tax expense (benefit)	32.2	74.9	(57.0)%
Add: Depreciation and amortization	212.9	213.7	(0.4)%
Adjustments included in underlying income(1)	(36.4)	(219.8)	(83.4)%
Adjustments to arrive at underlying EBITDA(2)	(8.8)	(8.5)	3.5%
Non-GAAP: Underlying EBITDA	$422.3	$426.0	(0.9)%

N/M = Not meaningful
(1)	Includes adjustments to non-GAAP underlying income within the table above related to special and non-core items.
(2)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Underlying Free Cash Flow

(In millions) (Unaudited)		Three Months Ended
		March 31, 2019	March 31, 2018
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$(98.5)	$315.2
Less:	Additions to properties(1)	(198.0)	(208.3)
Add/Less:	Cash impact of special items(2)	13.8	(324.8)
Add:	Non-core costs related to acquisition of businesses(3)	12.6	22.8
Non-GAAP:	Underlying Free Cash Flow	$(270.1)	$(195.1)

(1)	Included in net cash used in investing activities.
(2)	Included in net cash provided by (used in) operating activities. For the three months ended March 31, 2019, primarily reflects costs paid for restructuring activities and for the three months ended March 31, 2018, primarily reflects the settlement payment received relating to a purchase price adjustment.
(3)	Included in net cash provided by (used in) operating activities and reflects integration costs paid associated with the acquisition of 58% of MillerCoors, LLC, and the Miller global brand portfolio.

Statements of Operations -- Molson Coors Brewing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	Three Months Ended
	March 31, 2019	March 31, 2018
Financial volume in hectoliters	20.101	20.813
Sales	$2,800.1	$2,868.0
Excise taxes	(496.8)	(536.5)
Net sales	2,303.3	2,331.5
Cost of goods sold	(1,413.0)	(1,535.7)
Gross profit	890.3	795.8
Marketing, general and administrative expenses	(655.2)	(681.1)
Special items, net	(13.0)	314.8
Operating income (loss)	222.1	429.5
Interest income (expense), net	(73.3)	(83.2)
Other pension and postretirement benefits (costs), net	8.6	10.0
Other income (expense), net	23.9	1.1
Income (loss) before income taxes	181.3	357.4
Income tax benefit (expense)	(32.2)	(74.9)
Net income (loss)	149.1	282.5
Net (income) loss attributable to noncontrolling interests	2.3	(4.4)
Net income (loss) attributable to MCBC	$151.4	$278.1

Basic net income (loss) attributable to MCBC per share:	$0.70	$1.29
Diluted net income (loss) attributable to MCBC per share:	$0.70	$1.28

Weighted average shares - basic	216.5	215.8
Weighted average shares - diluted	216.9	216.6

Dividends per share	$0.41	$0.41

Molson Coors Brewing Company and Subsidiaries

U.S. Results of Operations

(In millions) (Unaudited)	Three Months Ended
	March 31, 2019	March 31, 2018
Financial volume in hectoliters(1)	14.187	14.718
Sales(1)	$1,866.9	$1,861.7
Excise taxes	(207.7)	(213.9)
Net sales(1)	1,659.2	1,647.8
Cost of goods sold(1)	(1,010.3)	(990.1)
Gross profit	648.9	657.7
Marketing, general and administrative expenses	(375.6)	(393.1)
Special items, net(2)	(1.4)	(1.5)
Operating income	271.9	263.1
Interest income (expense), net	(2.3)	(1.2)
Other income (expense), net	(0.2)	(0.2)
Income (loss) before income taxes	$269.4	$261.7
Add/(less):
Special items, net(2)	1.4	1.5
Integration related costs(3)	—	1.1
Non-GAAP: Underlying pretax income (loss)	$270.8	$264.3
Add: Interest expense (income), net	2.3	1.2
Add: Depreciation and amortization	129.7	124.8
Adjustments to arrive at underlying EBITDA(4)	(0.8)	(1.4)
Non-GAAP: Underlying EBITDA	$402.0	$388.9

(1)	Includes gross inter-segment sales, purchases, and volumes, which are eliminated in the consolidated totals.
(2)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of our Form 10-Q for the three months ended March 31, 2019 (the "Form 10-Q") for detailed discussion of special items. Special items for the three months ended March 31, 2019, and March 31, 2018, includes accelerated depreciation in excess of normal depreciation of $0.8 million and $1.4 million, respectively. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.
(3)	For the three months ended March 31, 2018, $1.1 million of integration costs were incurred in cost of goods sold.
(4)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries

Canada Results of Operations

(In millions) (Unaudited)	Three Months Ended
	March 31, 2019	March 31, 2018
Financial volume in hectoliters(1)	1.624	1.707
Sales(1)	$340.7	$374.9
Excise taxes	(79.7)	(91.1)
Net sales(1)	261.0	283.8
Cost of goods sold(1)	(180.4)	(187.4)
Gross profit	80.6	96.4
Marketing, general and administrative expenses	(76.2)	(81.0)
Special items, net(2)	(7.6)	(5.6)
Operating income (loss)	(3.2)	9.8
Other income (expense), net	25.0	(0.7)
Income (loss) before income taxes	$21.8	$9.1
Add/(less):
Special items, net(2)	7.6	5.6
Integration related costs(3)	1.7	0.1
Other non-core items(4)	(24.4)	—
Non-GAAP: Underlying pretax income (loss)	$6.7	$14.8
Add: Depreciation and amortization	34.7	36.0
Adjustments to arrive at underlying EBITDA(5)	(7.6)	(6.1)
Non-GAAP: Underlying EBITDA	$33.8	$44.7

(1)	Includes gross inter-segment sales, purchases, and volumes, which are eliminated in the consolidated totals.
(2)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three months ended March 31, 2019, and March 31, 2018, includes accelerated depreciation in excess of normal depreciation of $7.6 million and $6.1 million, respectively, related to the planned closure of the Vancouver and Montreal breweries. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.
(3)	For the three months ended March 31, 2019, and March 31, 2018, integration related charges of $1.7 million and $0.1 million, respectively, were incurred in cost of goods sold.
(4)	For the three months ended March 31, 2019, a gain of $22.9 million was recorded in other income (expense), net related to the unrealized mark-to-market changes of the HEXO warrants. Separately, a gain of $1.5 million was recorded in other income (expense), net resulting from a purchase price adjustment related to the historical sale of Molson Inc.’s ownership interest in the Montreal Canadiens.
(5)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries

Europe Results of Operations

(In millions) (Unaudited)	Three Months Ended
	March 31, 2019	March 31, 2018
Financial volume in hectoliters(1)(2)	4.304	4.404
Sales(2)	$564.1	$598.5
Excise taxes	(201.2)	(224.2)
Net sales(2)	362.9	374.3
Cost of goods sold	(252.1)	(267.7)
Gross profit	110.8	106.6
Marketing, general and administrative expenses	(132.3)	(130.4)
Special items, net(3)	(3.3)	(5.1)
Operating income (loss)	(24.8)	(28.9)
Interest income (expense), net	(1.3)	(0.7)
Other income (expense), net	(1.4)	(0.3)
Income (loss) before income taxes	$(27.5)	$(29.9)
Add/(less):
Special items, net(3)	3.3	5.1
Integration related costs(4)	—	0.2
Non-GAAP: Underlying pretax income (loss)	$(24.2)	$(24.6)
Add: Interest expense (income), net	1.3	0.7
Add: Depreciation and amortization	45.2	49.4
Adjustments to arrive at underlying EBITDA(5)	(0.4)	(1.0)
Non-GAAP: Underlying EBITDA	$21.9	$24.5

(1)	Excludes royalty volume of 0.294 million hectoliters for the three months ended March 31, 2019, and excludes royalty volume of 0.306 million hectoliters for the three months ended March 31, 2018.
(2)	Includes gross inter-segment sales and volumes, which are eliminated in the consolidated totals.
(3)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three months ended March 31, 2019 and March 31, 2018, includes accelerated depreciation in excess of normal depreciation of $0.4 million and $1.0 million, respectively, related to the closure of our Burton South brewery in the U.K., which closed in the first quarter of 2018. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.
(4)	For the three months ended March 31, 2018, $0.2 million of integration related costs were incurred in cost of goods sold.
(5)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries

International Results of Operations

(In millions) (Unaudited)	Three Months Ended
	March 31, 2019	March 31, 2018
Financial volume in hectoliters(1)	0.425	0.520
Sales	$56.1	$64.8
Excise taxes	(8.2)	(7.3)
Net sales	47.9	57.5
Cost of goods sold(2)	(31.0)	(37.8)
Gross profit	16.9	19.7
Marketing, general and administrative expenses	(16.6)	(15.1)
Special items, net(3)	(0.4)	(1.0)
Operating income (loss)	(0.1)	3.6
Other income (expense), net	(0.2)	0.1
Income (loss) before income taxes	$(0.3)	$3.7
Add/(less):
Special items, net(3)	0.4	1.0
Integration related costs(4)	0.1	—
Non-GAAP: Underlying pretax income (loss)	$0.2	$4.7
Add: Depreciation and amortization	2.5	2.4
Non-GAAP: Underlying EBITDA	$2.7	$7.1

(1)	Excludes royalty volume of 0.443 million hectoliters for the three months ended March 31, 2019, and excludes royalty volume of 0.410 million hectoliters for the three months ended March 31, 2018.
(2)	Includes gross inter-segment purchases, which are eliminated in the consolidated totals.
(3)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items.
(4)	For the three months ended March 31, 2019, $0.1 million of integration costs were incurred in marketing, general & administrative expenses.

Molson Coors Brewing Company and Subsidiaries

Corporate Results of Operations

(In millions) (Unaudited)	Three Months Ended
	March 31, 2019	March 31, 2018
Financial volume in hectoliters	—		—
Sales	$0.2		$0.2
Excise taxes	—	—	—
Net sales	0.2		0.2
Cost of goods sold	32.9		(84.8)
Gross profit	33.1		(84.6)
Marketing, general and administrative expenses	(54.5)		(61.5)
Special items, net(1)	(0.3)		328.0
Operating income (loss)	(21.7)		181.9
Interest expense, net	(69.7)		(81.3)
Other pension and postretirement benefits (costs), net	8.6		10.0
Other income (expense), net	0.7		2.2
Income (loss) before income taxes	$(82.1)		$112.8
Add/(less):
Special items, net(1)	0.3		(328.0)
Integration related costs(2)	7.3		8.8
Unrealized mark-to-market (gains) and losses(3)	(34.1)		84.7
Non-core other pension and postretirement benefits (costs), net	—		0.1
Non-GAAP: Underlying pretax income (loss)	$(108.6)		$(121.6)
Add: Interest expense (income), net	69.7		81.3
Add: Depreciation and amortization	0.8		1.1
Non-GAAP: Underlying EBITDA	$(38.1)		$(39.2)

(1)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items.
(2)	In connection with the acquisition, for the three months ended March 31, 2019, and March 31, 2018, we have recorded $7.3 million and $8.8 million, respectively, of integration costs within marketing, general & administrative expenses.
(3)	The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within our Corporate business activities. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

Balance Sheet

Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$234.4	$1,057.9
Accounts receivable, net	909.5	744.4
Other receivables, net	141.6	126.6
Inventories, net	687.9	591.8
Other current assets, net	364.6	245.6
Total current assets	2,338.0	2,766.3
Properties, net	4,553.3	4,608.3
Goodwill	8,279.4	8,260.8
Other intangibles, net	13,749.6	13,776.4
Other assets	903.3	698.0
Total assets	$29,823.6	$30,109.8
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$2,561.3	$2,706.4
Current portion of long-term debt and short-term borrowings	1,641.1	1,594.5
Total current liabilities	4,202.4	4,300.9
Long-term debt	8,484.8	8,893.8
Pension and postretirement benefits	726.9	726.6
Deferred tax liabilities	2,151.5	2,128.9
Other liabilities	369.9	323.8
Total liabilities	15,935.5	16,374.0
Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value per share (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value per share (authorized: 500.0 shares; issued: 205.7 shares and 205.4 shares, respectively)	2.0	2.0
Class A exchangeable shares, no par value (issued and outstanding: 2.8 shares and 2.8 shares, respectively)	103.2	103.2
Class B exchangeable shares, no par value (issued and outstanding: 14.8 shares and 14.8 shares, respectively)	557.6	557.6
Paid-in capital	6,776.2	6,773.1
Retained earnings	7,862.4	7,692.9
Accumulated other comprehensive income (loss)	(1,182.7)	(1,150.0)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Brewing Company stockholders' equity	13,647.3	13,507.4
Noncontrolling interests	240.8	228.4
Total equity	13,888.1	13,735.8
Total liabilities and equity	$29,823.6	$30,109.8

Cash Flow Statement

Condensed Consolidated Statements of Cash Flows

($ in millions) (Unaudited)	Three Months Ended
	March 31, 2019	March 31, 2018
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$149.1	$282.5
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	212.9	213.7
Amortization of debt issuance costs and discounts	3.7	4.1
Share-based compensation	11.4	14.8
(Gain) loss on sale or impairment of properties and other assets, net	0.5	0.7
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(57.2)	83.5
Income tax (benefit) expense	32.2	74.9
Income tax (paid) received	(8.5)	(8.9)
Interest expense, excluding interest amortization	72.1	79.3
Interest paid	(103.1)	(115.2)
Change in current assets and liabilities and other	(411.6)	(314.2)
Net cash provided by (used in) operating activities	(98.5)	315.2
Cash flows from investing activities:
Additions to properties	(198.0)	(208.3)
Proceeds from sales of properties and other assets	2.4	1.6
Other	1.0	(45.4)
Net cash provided by (used in) investing activities	(194.6)	(252.1)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	0.6	6.1
Dividends paid	(88.7)	(88.5)
Payments on debt and borrowings	(1,067.2)	(0.8)
Net proceeds from (payments on) revolving credit facilities and commercial paper	604.3	(248.7)
Change in overdraft balances and other	16.2	42.0
Net cash provided by (used in) financing activities	(534.8)	(289.9)
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(827.9)	(226.8)
Effect of foreign exchange rate changes on cash and cash equivalents	4.4	6.1
Balance at beginning of year	1,057.9	418.6
Balance at end of period	$234.4	$197.9

Reconciliations to Nearest U.S. GAAP Measures by Line Item

First Quarter 2019	Three Months Ended March 31, 2019
(In millions) (Unaudited)	Net sales	Cost of goods sold((1))	Gross profit	Marketing, general and administrative expenses((2))		Special items, net((3))	Operating income (loss)
Reported (U.S. GAAP)	$2,303.3	$(1,413.0)	$890.3		$(655.2)	$(13.0)	$222.1
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—		—	3.7	3.7
Impairments or asset abandonment charges	—	—	—		—	9.0	9.0
Termination fees and other (gains) losses	—	—	—		—	0.3	0.3
Non-Core items
Integration related costs	—	1.7	1.7		7.4	—	9.1
Unrealized mark-to-market (gains) losses	—	(34.1)	(34.1)	—	—	—	(34.1)
Underlying (Non-GAAP)	$2,303.3	$(1,445.4)	$857.9		$(647.8)	$—	$210.1

First Quarter 2019	Three Months Ended March 31, 2019
(In millions, except per share data) (Unaudited)	Interest income (expense), net	Other pension and postretirement benefits (costs), net	Other income (expense), net((4))		Income (loss) before income taxes		Income tax benefit (expense)	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(73.3)	$8.6		$23.9		$181.3	$(32.2)	$151.4	$0.70
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—		—		3.7	—	3.7	0.02
Impairments or asset abandonment charges	—	—		—		9.0	—	9.0	0.04
Termination fees and other (gains) losses	—	—		—		0.3	—	0.3	—
Non-Core items
Integration related costs	—	—		—		9.1	—	9.1	0.04
Unrealized mark-to-market (gains) losses	—	—		—		(34.1)	—	(34.1)	(0.16)
Other non-core items	—	—		(24.4)		(24.4)	—	(24.4)	(0.11)
Tax effects on special and non-GAAP items	—	—	—	—	—	—	(2.3)	(2.3)	(0.01)
Underlying (Non-GAAP)	$(73.3)	$8.6		$(0.5)		$144.9	$(34.5)	$112.7	$0.52

(1)	Adjustments relate to the following segments: Canada segment $1.7 million, Corporate segment $(34.1) million.
(2)	Adjustments relate to the following segment: International segment $0.1 million, Corporate segment $7.3 million.
(3)	Adjustments relate to the following segments: U.S. segment $1.4 million, Canada segment $7.6 million, Europe segment $3.3 million, International segment $0.4 million, Corporate segment $0.3 million.
(4)	Adjustments relate to the following segment: Canada segment $(24.4) million.

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